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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We hereby consent to the incorporation by reference in the prospectuses constituting part of the Registration Statements on Forms S-3 (No. 333-11721 and No. 33-36419) and Form S-8 (No. 33-35299) of The Neiman Marcus Group, Inc. of our report dated August 29, 1996, (September 10, 1996 as to Note 13), appearing in the Annual Report to Shareholders on Form 10-K of The Neiman Marcus Group, Inc. for the fiscal year ended August 3, 1996. We also consent to the incorporation by reference into the foregoing prospectuses of our Independent Auditors' Report which appears on page F-18 of the Form 10-K for the fiscal year ended August 3, 1996.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 20, 1996